Exhibit 99.1

Company Contact:    Agency Contact:
Marty McDermut        Mary Magnani
Vitesse            LHA
+1.805.388.3700        +1.415.433.3777
invest@vitesse.com    VTSS@lhai.com

Vitesse Reports Second Quarter Fiscal Year 2012 Results

•	Reached non-GAAP net income of $313,000;

•	Delivered GAAP operating income of $1.1 million and non-GAAP operating income of $2.3 million;

•	Reduced operating expenses to $18.0 million; and

•	Increased cash balance to $19.2 million at March 31, 2012

CAMARILLO, Calif. - May 8, 2012 - Vitesse Semiconductor Corporation (NASDAQ: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, reported its financial results for the second quarter of fiscal year 2012, ended March 31, 2012.

“During the second fiscal quarter of 2012, we delivered revenue in the mid-point of our guidance and lower than expected operating expenses resulting in positive operating income and non-GAAP net income,” said Chris Gardner, CEO of Vitesse. “We achieved these solid results in a challenging market environment, further validating our fiscal discipline and the leverage in our operating model.”

“Our focus on transforming Vitesse to high-growth Carrier and Enterprise networking markets is coming to fruition. During the quarter, we continued to build traction with our new products, securing design wins from multiple Tier 1 customers. Although we expect continued market pressures, we are positioned to drive revenue growth from new products in the second half of the fiscal year.”

Second Quarter Fiscal Year 2012 Financial Results Summary

•	Total net revenues were $29.7 million compared to $30.0 million in the first quarter of fiscal year 2012 and $36.9 million in the second quarter of fiscal year 2011.

◦	Product revenues were $27.2 million compared to $28.9 million in the first quarter of fiscal year 2012 and $34.4 million in the second quarter of fiscal year 2011.

◦	The product lines contributed the following as a percent of product revenue as compared to the first quarter of fiscal year 2012:

▪	Carrier networking products: 35.3% versus 41.4%

▪	Enterprise networking products: 48.3% versus 49.8%

▪	Core Carrier and Enterprise networking products: 83.6% versus 91.2%

▪	Non-core products: 16.4% versus 8.8%

◦	Intellectual property revenues totaled $2.5 million compared to $1.0 million in the first quarter of fiscal year 2012 and $2.5 million in the second quarter of fiscal year 2011.

•	Product margins were 61.0% compared to 58.0% in the first quarter of fiscal year 2012 and 62.2% in the second quarter of fiscal year 2011.

•	Operating expenses decreased to $18.0 million from $19.9 million in the first quarter of fiscal year 2012 and $25.0 million in the second quarter of fiscal year 2011.

•	Net loss, which included $5.3 million of loss on the embedded derivative, was $6.2 million, or $0.25 per share. This compares to a net loss of $844,000, which includes $3.3 million of non-cash income related to the embedded derivative, or $0.03 per share, in the first quarter of fiscal year 2012, and a net loss of $9.0 million, which included $2.0 million of loss on the embedded derivative, or $0.37 per share, in the second quarter of fiscal year 2011.

•
Non-GAAP net income was $313,000, or $0.01 per basic share and breakeven per fully diluted share, compared to a non-GAAP net loss of $3.0 million, or $0.12 per basic and fully diluted share, for the first quarter of fiscal year 2012 and a non-GAAP net loss of $2.1 million, or $0.09 per basic and fully diluted share, in the second quarter of fiscal year 2011.

Balance Sheet Data at March 31, 2012 as Compared to September 30, 2011

•	Cash balance was $19.2 million compared to $17.3 million;

•	Inventory totaled $16.9 million compared to $20.9 million;

•	Accounts receivable totaled $10.3 million compared to $9.6 million; and

•	Working capital was $26.3 million compared to $26.7 million.

Fiscal Third Quarter 2012 Outlook
For the third quarter of fiscal year 2012, ending June 30, 2012, Vitesse expects revenues to be in the range of $28.5 million to $31.5 million and product margins are expected to be between 56% and 58%. Operating expenses are expected to be between $17.5 million and $18.5 million.

May 8, 2012 Conference Call Information
A conference call is scheduled for Tuesday, May 8, 2012, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to report financial results for the second quarter of fiscal year 2012.
To listen to the conference call via telephone, dial 877.309.8763 (U.S. toll-free) or 706.634.1301 (International) and provide the passcode 71199812. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.
The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 855.859.2056 (U.S. toll-free) or 404.537.3406 (International) and entering the passcode 71199812. The audio replay will be available for seven days.
About Vitesse
Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand®, Video, and PCI Express applications. Additional Company and product information is available at www.vitesse.com.
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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements
All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements that are based on our current expectations, estimates and projections about our business and industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Examples of forward-looking statements in this release include the Company's financial outlook for its third fiscal quarter and anticipated revenue growth in the second half of 2012. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that could affect the Company's forward-looking statements include, among other things: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company's products; reliance on key suppliers; rapid technological change in the industries in which the Company operates; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than the Company's products. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures
A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of non-GAAP income (loss) from operations and non-GAAP net income (loss) as a supplement to financial results based on GAAP income from operations and GAAP net income. The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company's core operating results. Management uses these measures internally to evaluate the Company's in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company's performance in future periods.

In deriving non-GAAP income (loss) from operations from GAAP income (loss) from operations, we exclude stock-based compensation charges, amortization of intangible assets, as well as restructuring and impairment charges. In deriving non-GAAP net income (loss) from GAAP net income (loss), we further exclude gain or loss on the embedded derivative. Stock-based compensation charges, amortization of intangible assets and gain or loss on the embedded derivative represent charges that recur in amounts unrelated to the Company's operations. Restructuring and impairment costs relate to strategic initiatives that result in short term increases in costs that end with the fulfillment of the initiative and cost reductions in future periods.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Non-GAAP income (loss) from operations and Non-GAAP net income (loss) are in addition to, and are not a substitute for or superior to, income (loss) from operations and net income (loss), which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth below. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, restructuring and impairment charges, and the change in the fair value of our embedded derivatives, please see our Form 10-Q for the three months ended March 31, 2012.

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	September 30, 2011
	(in thousands)
ASSETS
Current assets:
Cash	$19,212	$17,318
Accounts receivable, net	10,333	9,591
Inventory	16,898	20,857
Restricted cash	391	404
Prepaid expenses and other current assets	2,133	2,039
Total current assets	48,967	50,209
Property, plant and equipment, net	4,890	5,934
Other intangible assets, net	1,621	1,781
Other assets	2,859	3,070
	$58,337	$60,994

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$5,958	$5,198
Accrued expenses and other current liabilities	13,521	14,463
Deferred revenue	3,197	3,878
Current portion of capital leases	11	11
Total current liabilities	22,687	23,550
Other long-term liabilities	1,660	1,927
Long-term debt, net	15,637	15,444
Compound embedded derivative	9,778	7,796
Convertible subordinated debt, net of discount	41,616	40,736
Total liabilities	91,378	89,453
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; Series B Non Cumulative, Convertible, 134,720 shares outstanding at March 31, 2012 and September 30, 2011	1	1
Common stock, $0.01 par value. 250,000,000 shares authorized; 25,291,058 and 24,470,280 shares outstanding at March 31, 2012 and September 30, 2011, respectively	253	245
Additional paid-in-capital	1,826,884	1,824,433
Accumulated deficit	(1,860,179)	(1,853,138)
Total stockholders' deficit	(33,041)	(28,459)
	$58,337	$60,994

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(in thousands, except per share data)
Net revenues:
Product revenues	$27,195	$34,403	$56,137	$71,999
Intellectual property revenues	2,542	2,489	3,591	2,640
Net revenues	29,737	36,892	59,728	74,639
Costs and expenses:
Cost of product revenues	10,595	12,995	22,758	27,343
Engineering, research and development	9,580	14,898	22,005	29,080
Selling, general and administrative	8,379	9,978	15,803	20,436
Restructuring and impairment charges	4	78	32	342
Amortization of intangible assets	79	61	146	226
Costs and expenses	28,637	38,010	60,744	77,427
Income (loss) from operations	1,100	(1,118)	(1,016)	(2,788)
Other expense (income):
Interest expense, net	1,924	2,039	3,873	4,558
Loss on compound embedded derivative	5,280	1,976	1,982	5,460
Loss on extinguishment of debt	—	3,874	—	3,874
Other expense (income), net	29	(41)	41	(56)
Other expense, net	7,233	7,848	5,896	13,836
Loss before income tax expense	(6,133)	(8,966)	(6,912)	(16,624)
Income tax expense	63	75	129	149
Net loss	$(6,196)	$(9,041)	$(7,041)	$(16,773)

Net loss per common share - basic and diluted	$(0.25)	$(0.37)	$(0.28)	$(0.69)

Weighted average common shares outstanding - basic and diluted	25,043	24,303	24,776	24,175

VITESSE SEMICONDUCTOR CORPORATION
UNAUDITED RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(in thousands, except per share data)
GAAP net loss	$(6,196)	$(9,041)	$(7,041)	$(16,773)
Adjustments:
Stock-based compensation charges	1,146	924	2,209	1,608
Amortization of intangible assets	79	61	146	226
Restructuring and impairment charges	4	78	32	342
Loss on compound embedded derivative	5,280	1,976	1,982	5,460
Loss on extinguishment of debt	—	3,874	—	3,874
Total GAAP to non-GAAP adjustments	6,509	6,913	4,369	11,510
Non-GAAP net income (loss)	$313	$(2,128)	$(2,672)	$(5,263)
Net income (loss) per common share
Basic:
GAAP net loss	(0.25)	(0.37)	(0.28)	(0.69)
Adjustments	0.26	0.28	0.18	0.48
Non-GAAP net income (loss)	$0.01	$(0.09)	$(0.10)	$(0.21)

Diluted:
GAAP net loss	$(0.25)	$(0.37)	$(0.28)	$(0.69)
Adjustments	$0.25	$0.28	$0.18	$0.48
Non-GAAP net loss	$—	$(0.09)	$(0.10)	$(0.21)

UNAUDITED RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS
TO NON-GAAP INCOME (LOSS) FROM OPERATIONS

GAAP income (loss) from operations	$1,100	$(1,118)	$(1,016)	$(2,788)
Adjustments:
Stock-based compensation charges	1,146	924	2,209	1,608
Amortization of intangible assets	79	61	146	226
Restructuring and impairment charges	4	78	32	342
Total GAAP to non-GAAP adjustments	1,229	1,063	2,387	2,176
Non-GAAP income (loss) from operations	$2,329	$(55)	$1,371	$(612)